Exhibit 99.1

For Release: 4:30 p.m. EDT	Contacts: Julie S. Ryland

Thursday, February 12, 2015	205.326.8421

ENERGEN TARGETS CAPITAL INVESTMENT IN CY15 OF $1.0 BILLION

Permian Production Estimated to Increase Approximately 15% in 2015

ENERGEN AGREES TO SELL MAJORITY OF SAN JUAN GAS ASSETS FOR $395 MM

Drillbit Reserve Replacement Exceeds 400% in 2014 at F&D of $14/BOE

Highlights

•	4Q14 production from continuing operations increases 11% from prior-year 4th quarter

•	Wolfcamp drilling drives 22% growth in CY14 Permian Basin production

•	2015 capital investment plans focus on Midland Basin Wolfcamp development in Glasscock, Martin counties

•	Wolfcamp development program wells performing at/above newly released type curve

•	Wolfcamp development in CY14 drives increase in year-end proved reserves to record 373 MMBOE

•	Potential unrisked drilling inventory in San Juan Basin Mancos oil formation totals 565 net wells

BIRMINGHAM, Alabama – For the 3 months ended December 31, 2014, Energen Corporation (NYSE: EGN) reported GAAP net income from all operations of $65.4 million, or $0.89 per diluted share. After adjusting for a mark-to-market gain, impairment losses resulting largely from low commodity prices, and discontinued operations, Energen’s adjusted income from continuing operations in the 4th quarter of 2014 totaled $41.1 million, or $0.56 per diluted share. This compares with adjusted income from continuing operations in the 4th quarter of 2013 of $50.1 million, or $0.69 per diluted share. The variance between the periods primarily is attributable to an 8 percent decline in realized oil and natural gas liquids (NGL) prices, increased lease operating expenses (LOE), and increased depreciation, depletion, and amortization (DD&A) expense, partially offset by an 18 percent increase in oil and NGL production. [See “Non-GAAP Financial Measures” beginning on pp 19 for more information and reconciliation.]

Energen’s adjusted EBITDAX from continuing operations totaled $226.0 million in the 4th quarter of 2014, up approximately 7 percent from $211.9 million in the same period last year. [See “Non-GAAP Financial Measures” beginning on pp 19 for more information and reconciliation.]

The company’s 4th quarter earnings per diluted share met internal expectations as less-than-expected production, increased LOE, and lower realized commodity prices were essentially offset by certain tax benefits.

Production in the 4th quarter was near the low end of the company’s guidance range due to the timing of completions and a longer-than-estimated flow-back period for certain wells in the Midland Basin; and in the Delaware Basin, a third-party handling issue associated with liquids in the gas stream negatively affected 4th quarter production by approximately 80,000 barrels of oil equivalents (BOE). In addition, severe weather in late December impacted 4th quarter production by approximately 30,000 BOE.

“Making responsible capital allocation decisions in a declining commodity price environment is never easy and requires some tough decisions,” said James McManus, chairman and chief executive officer of Energen Corporation. “Fortunately for Energen, we have a high-quality asset base, particularly in the Midland Basin, where we can generate acceptable returns from our Wolfcamp development program and drive double-digit production growth…even in the current market. A solid hedge position, a clean balance sheet, and lower drilling and completion costs also are working to our advantage in 2015.

“We estimate that our capital budget for drilling and development in 2015 of some $1.0 billion will approximate internally generated cash flows plus proceeds from the sale of our San Juan Basin divestiture package such that Energen’s debt-to-ebitdax multiple at year-end 2015 remains well under 2.0x. This level of spending also is expected to generate production growth of  approximately 15 percent.

“The toughest issue we faced in allocating capital in 2015 was how to deal with our substantial Delaware Basin Wolfcamp  potential. The high drilling costs across the basin in this young play, coupled with areas of high gas content and lack of  infrastructure in more remote areas of Reeves County, does not support an active drilling program at current strip prices. Our approach has been to allocate enough capital to preserve most of our Wolfcamp potential through lease extensions and a two-rig drilling program in 2015.

“At the same time, we have ranked our Wolfcamp acreage in the Delaware Basin. Tiers 1 and 2 encompass more than 95,000 net acres and offer the greatest potential for success in four identified zones (Wolfcamp A, B, B/C, and C). The greatest potential for realizing reduced drill-and-complete costs in development is in Tier 1, where we also enjoy reasonable to good infrastructure. If  oil  prices rebound significantly, we believe Tier 2 could offer potential in the eastern Delaware Basin where infrastructure is in  place but where more work is needed to drive down costs given a higher pressure regime and challenging rock mechanics. Our Tier 3 properties in southwest Reeves County, which we believe to be largely natural gas assets, are challenged not only by  persistently low natural gas prices but also by a lack of infrastructure, and we have removed the well potential there from our unrisked drilling inventory. In our financials for the quarter, you will note that we took impairments on Tiers 2 and 3.

“Despite the current uncertainty surrounding the depth and duration of low oil prices, Energen is in a strong position — both in terms of our assets and our financial strength — and we are committed to managing our capital investments and operating plans to best serve the long-term interests of our shareholders.”

4th Quarter Financial Review

Reconciliation of Consolidated GAAP Net Income to Adjusted Income from Continuing Operations

[See “Non-GAAP Financial Measures” beginning on pp 19 for more information]

	4Q14		4Q13
	$M	$/dil. sh.	$M	$/dil. sh.
Net Income All Operations (GAAP)	$65,418	$0.89	$84,093	$1.15
Less: Non-cash Mark-to-Market gain/(loss)	167,315	2.28	159	0.00
Less: Asset Impairment, other	(141,945)	(1.94)	(4,619)	(0.06)
Less: Discontinued Operations	(1,101)	(0.02)	38,460	0.53

Adj. Income Continuing Operations (Non-GAAP)	$41,149	$0.56	$50,093	$0.69

Note: Per share amounts may not sum due to rounding

After-tax asset impairments included $59 million for wells in Delaware Basin Tiers 2 and 3 as a result of low commodity prices; an additional $48 million for the San Juan Basin held-for-sale assets due to lower natural gas prices; and $34 million for unproved leasehold primarily in Delaware Basin Tiers 2 and 3.

Production from Continuing Operations by Product

Commodity	4Q14		4Q13		Change	3Q14
	MBOE	boepd	MBOE	boepd		MBOE	boepd
Oil	3,213	34,924	2,694	29,283	19%	3,017	32,793
NGL	1,027	11,163	888	9,652	16%	1,108	12,043
Natural Gas	2,441	26,533	2,446	26,587	0%	2,526	27,457

Total	6,681	72,620	6,028	65,522	11%	6,651	72,293

Production from Continuing Operations by Area

Area	4Q14		4Q13		Change	3Q14
	MBOE	boepd	MBOE	boepd		MBOE	boepd
Midland Basin	2,238	24,326	1,477	16,054	52%	1,876	20,391
Wolfberry	1,189	12,924	1,453	15,793		1,292	14,043
Wolfcamp/Cline	1,049	11,402	24	261		584	6,348
Delaware Basin	1,421	15,446	1,234	13,413	15%	1,525	16,576
3rd Bone Spring/Other	1,129	12,272	1,043	11,337		1,219	13,250
Wolfcamp	292	3,174	190	2,065		306	3,326
Central Basin Platform	979	10,641	1,091	11,859	(10)%	998	10,848

Total Permian Basin	4,638	50,413	3,802	41,326	22%	4,399	47,815
San Juan Basin/Other	2,043	22,207	2,226	24,196	(8)%	2,252	24,478

Total	6,681	72,620	6,028	65,522	11%	6,651	72,293

Note: Totals may not sum due to rounding

Average Realized Sales Prices from Continuing Operations

Commodity	4Q14	4Q13	Change
Oil (per barrel)	$81.81	$87.80	(7)%
NGL (per gallon)	$0.59	$0.79	(25)%
Natural Gas (per Mcf)	$4.28	$4.35	(2)%

Expenses from Continuing Operations (per BOE, except interest expense)

Expenses	4Q14	4Q13	Change
LOE*	$11.16	$11.04	1%
Production & ad valorem taxes	$3.14	$4.15	(24)%
DD&A	$22.08	$19.96	11%
Net G&A	$4.27	$4.50	(5)%
Interest ($MM)	$10.4	$9.5	9%

*	Production costs + workovers and repairs + marketing and transportation

4th Quarter Comparisons, 2014 vs 2013 (Continuing Operations)

•

Permian Basin production increased 22 percent as new drilling in the horizontal Wolfcamp more than offset declines resulting from a reduced vertical Wolfberry program and from natural declines in the company’s legacy assets in the Central Basin Platform.

•

Energen did not feel the full brunt of rapidly declining oil prices in the 4th quarter of 2014 due to its substantial hedge position. The company’s average realized oil price fell 7 percent largely due to higher Midland to Cushing basis differentials for sweet and sour oil production. Excluding the impact of all hedges, the average price of oil would have declined $26.88 per barrel to $65.96.

•	LOE per unit was little changed at $11.16 per barrel. Per-unit production taxes and ad valorem taxes declined 24 percent.

•	Per-unit DD&A expense increased 11 percent to $22.08 per BOE largely due to year-over-year increases in development costs.

•	Per-unit net G&A expense of $4.27 per BOE decreased 5 percent from the same period a year ago.

•	Interest expense increased 9 percent to total $10.4 million largely due to prior-year reclassification of certain interest expense to discontinued operations.

CY14 Financial Summary

Reconciliation of Consolidated GAAP Net Income to Adjusted Income from Continuing Operations

[See “Non-GAAP Financial Measures” beginning on pp 19 for more information]

	CY14		CY13
	$M	$/dil. sh.	$M	$/dil. sh.
Net Income All Operations (GAAP)	$568,032	$7.75	$204,554	$2.82
Less: Non-cash Mark-to-Market gain/(loss)	201,790	2.75	(30,574)	(0.42)
Less: Asset Impairment	(257,298)	(3.51)	(8,866)	(0.12)
Less: Dry hole expense	(5,891)	(0.08)	(1,286)	(0.02)
Less: Discontinued Operations	468,389	6.39	62,673	0.86

Adj. Income Continuing Operations (Non-GAAP)	$161,042	$2.20	$182,607	$2.52

Note: Per share amounts may not sum due to rounding

After-tax asset impairments in 2014 included $142 million for San Juan Basin held-for-sale assets; $59 million for wells in Delaware Basin Tiers 2 and 3 as a result of low commodity prices; and $34 million of unproved leasehold primarily in Delaware Basin Tiers 2 and 3.

Production from Continuing Operations by Product

Commodity	CY14	CY13	Change
	MMBOE	MMBOE
Oil	11.8	10.4	13%
NGL	4.1	3.2	28%
Natural Gas	9.8	9.7	1%

Total	25.7	23.3	10%

Note: Totals may not sum due to rounding

Production from Continuing Operations by Area

Area	CY14	CY13	Change
	MMBOE	MMBOE
Midland Basin	7.4	5.1	45%
Wolfberry	5.3	5.0
Wolfcamp/Cline	2.1	0.1
Delaware Basin	5.8	4.7	23%
3rd Bone Spring/Other	4.6	4.3
Wolfcamp	1.2	0.4
Central Basin Platform	4.1	4.4	(7)%

Total Permian Basin	17.3	14.2	22%
San Juan Basin/Other	8.4	9.1	(8)%

Total	25.7	23.3	10%

Note: Totals may not sum due to rounding

Average Realized Sales Prices from Continuing Operations

Commodity	CY14	CY13	Change
Oil (per barrel)	$84.07	$87.65	(4)%
NGL (per gallon)	$0.68	$0.75	(9)%
Natural Gas (per Mcf)	$4.32	$4.19	3%

Expenses from Continuing Operations (per BOE, except interest expense)

Expenses	CY14	CY13	Change
LOE*	$10.68	$11.06	(3)%
Production & ad valorem taxes	$3.97	$4.04	(2)%
DD&A	$21.17	$19.32	10%
Net G&A	$4.75	$4.89	(3)%
Interest ($MM)	$37.8	$39.7	(5)%

*	Production costs + workovers and repairs + marketing and transportation

Energen Signs Purchase & Sale Agreement for San Juan Basin Gas Assets

Energen has agreed to sell the majority of its natural gas assets in the San Juan Basin to a private company for $395 million. The assets to be sold include approximately 985 net operated wells on some 205,000 net acres. These assets had proved, probable, and possible reserves at year-end 2014 of 244 MMBOE, of which 84 percent was natural gas and 16 percent was NGL; associated production in 2014 totaled 6.6 MMBOE. The sale is expected to close by March 31, 2015, and have an effective date of January 1, 2015.

Wolfcamp, Cline, and Mancos Potential Drilling Inventory Totals 5,590 Wells

Energen updated its unrisked potential drilling inventory as of year-end 2014. Plays included in this inventory are three benches of the Wolfcamp shale in the Midland Basin, the Cline shale in the Midland Basin, four benches of the Wolfcamp shale in the Delaware Basin, and one bench in the Mancos oil formation in the San Juan Basin. The company’s total unrisked potential drilling inventory is 5,590 net locations on approximately 66,000 net acres in the Midland Basin, 113,300 net acres in the Delaware Basin, and 91,000 net acres in the San Juan Basin.

Changes to the inventory include the addition of the San Juan Basin Mancos oil potential as well as a fourth Wolfcamp bench in the Delaware Basin along with an increase in spacing in the Delaware Basin to 880 feet and the exclusion of Tier 3 locations; in the Midland Basin, previously identified Cline potential in Mitchell County was excluded. Later in the year, subject to supporting well results, Energen plans to quantify its Spraberry potential in the Midland Basin; this could result in a significant increase in the company’s already-deep inventory.

Midland Basin Wolfcamp/Cline Potential by County

(unrisked, 660-foot spacing, 4,400’/6,700’/7,500’ lateral lengths)

	Wolfcamp A		Wolfcamp B		Wolfcamp C		Cline
	Net Locations	Net Acres	Net Locations	Net Acres	Net Locations	Net Acres	Net Locations	Net Acres
Glasscock	224	24,248	221	25,654	236	25,255	238	25,582
Howard	74	6,183	75	6,183			32	2,893
Martin	209	18,616	210	18,606			207	17,697
Midland	87	9,029	80	8,383			35	4,253
Reagan	61	7,368	60	6,047	40	6,047	21	2,291
Upton	9	889	7	649			1	76

Total	664	66,333	653	65,523	276	31,302	534	52,792

Delaware Basin Wolfcamp Potential by County

(unrisked, 880-foot spacing, 4,400’ lateral lengths)

	Wolfcamp A		Wolfcamp B		Wolfcamp B/C		Wolfcamp C
	Net Locations	Net Acres	Net Locations	Net Acres	Net Locations	Net Acres	Net Locations	Net Acres
Tier 1	575	64,395	562	62,085	475	54,666	481	54,666
Tier 2	294	31,071	141	30,350	137	27,700	233	27,700
Tier 3		17,831		17,831		17,831		17,831

Total	869	113,297	703	110,266	612	100,197	714	100,197

San Juan Basin Mancos Oil Potential by Area

(unrisked, 1,320-foot spacing, 4,400’ lateral lengths)

	Net Locations	Net Acres
Southwest	125	20,154
South Central	53	8,609
Southeast/Jicarilla	387	62,290

Total	565	91,053

Southern Glasscock Development Wells Performing (3-Stream)

	4Q14	CY14
Wells drilled (gross/net)	26/26	60/58
Wells completed	21/21	36/34
Wells awaiting completion	24/24	24/24

During 2014, Energen implemented a development program in the Wolfcamp shale in Glasscock County in the Midland Basin. This program focused on pad drilling stacked A & B laterals with lengths of 6,700’ and 7,500’. Late in 2014, the company added some 4,400’ lateral length wells to the program to test a tighter spacing configuration. Nine wells with short laterals were drilled in the 4th quarter but have not been completed. In total, Energen drilled 60 gross (58 net) wells in the development program in 2014 and completed 36 gross (34 net) wells.

During the 4th quarter, the company tested 12 gross (12 net) wells; these wells generated average peak 24-hour IP rates of 977 boepd (77% oil) and peak 30-day average rates of 914 boepd (77% oil). In aggregate, the 27 gross (26 net) wells tested in 2014 generated average peak 24-hour IPs (3-stream) of 975 boepd (75% oil) and peak 30-day average rates (3-stream) of 821 boepd (75% oil).

The early performance of these wells has met or exceeded the company’s unrisked type curves that support EURs of 770 MBOE for 6,700’ lateral lengths and 850 MBOE for 7,500’ lateral lengths. The company today is issuing a type curve for its southern Glasscock Wolfcamp A- and B-bench development program wells, with the lateral length normalized to 7,000’; normalized production for 4th quarter and calendar year 2014 wells have been plotted on the curve. (See type curve on Energen’s Web site at www.energen.com).

Midland and Delaware Basin Exploration Program Results

Energen tested six new exploratory wells in the Permian Basin during the 4th quarter of 2014, including its first two Wolfcamp C wells in the Midland Basin. [See locator maps at www.energen.com]

Permian Basin Exploratory Well Results (3-Stream)

Well Name	Zone/ County	Lateral length (ft)		Frac Stages	Peak 24-Hour IP				Peak 30-day Avg.
		Drilled*	Completed		Boepd	%Oil	%NGL	%Gas	Boepd	%Oil	%NGL	%Gas
Dickenson SN 20-17 #101H	WC A/Martin	6,250	5,800	24	614	83	10	7	463	72	16	12
Dickenson SN 20-17 #201H	WC B/Martin	6,800	6,300	26	1,376	85	8	6	806	78	13	10
Brazos SN 17-8 #304H	WC C/Glasscock	6,500	5,925	26	848	48	28	24	664	67	18	15
Daniel SN 10-3 #303H	WC C/Glasscock	8,100	7,580	31	1,087	65	21	14	623	65	21	14
Ron 56-8 #1H	WC BC/Reeves	4,800	4,050	17	1,734	11	40	49	1,293	12	39	49
Matador 6-33 #2H	WC B/Reeves	4,825	4,200	22	1,292	68	17	15	864	69	17	14

*	Represents distance from vertical departure to toe

Energen’s first two Wolfcamp C wells in Glasscock County tested at attractive initial rates. The company also tested its first two wells in southern Martin County, close to the Midland County line. In 2014, Energen drilled 16 gross (16 net) wells in its Midland Basin exploratory program; three of the wells originally planned for 2014 were moved to 2015. Energen completed and tested 12 gross (12 net) wells during the year; the remaining 4 gross (4 net) wells drilled are currently flowing back, including a third Wolfcamp C well in Glasscock County, two lower Spraberry test wells, and a Wolfcamp B in Howard County.

In the Delaware Basin, the Matador 6-33 #2H was a very nice Wolfcamp B well tested during the 4th quarter. The Ron 56-8 #1H, a BC-bench well in Reeves County, also had good rates. Energen’s 2014 Delaware Basin Wolfcamp program resulted in the drilling of 11 gross (10 net) wells. Two wells planned for 2014 were moved to 2015. Six gross (five net) wells were completed and tested during the year, and another 5 gross (5 net) wells are in various stages of completion and flow back.

3P and Contingent Resources top 3.3 Billion BOE

Energen’s proved reserves at year-end 2014 totaled a record 372.7 MMBOE and represented a 7 percent increase from the prior year. Energen delivered 401% drillbit reserve replacement by adding net proved reserves of 103.7 MMBOE (excludes the removal of 53.4 MMBOE of proved undeveloped reserves and positive pricing revisions of 3.9 MMBOE) at a drillbit finding and development cost of approximately $14.00 per BOE. Total reserve revisions of 75.6 MMBOE primarily reflect Midland Basin Wolfberry PUDs moved to “probable” as a result of updated drilling plans that slow the pace of vertical Wolfberry development in deference to higher-return horizontal wells.

Oil and NGL reserves at year end represented approximately 68 percent of total proved reserves and are expected to increase as Energen continues to focus on drilling its liquids-rich assets. Pro forma for the sale of the majority of the company’s San Juan Basin gas assets, oil and NGL reserves represent 80 percent of the company’s proved reserves.

Commodity prices used for calculating reserves at year-end 2014 were $94.98 per barrel of oil (down from $96.94 in 2013), $4.35 per thousand cubic feet (Mcf) for natural gas (up from $3.67 in 2013); and an average of $0.75 per gallon of NGL before transportation and fractionation (essentially unchanged from $0.76 per gallon in 2013).

Proved Reserves by Basin (MMBOE)

Basin	YE13	2014 Production	2014 Acquisitions/ (Divestitures)	Additions	Price/Other Revisions	YE14
Permian	246.6	(17.3)	0.1	128.6	(77.2)	280.8
San Juan Basin/Other	97.4	(8.4)	0.0	1.3	1.6	91.9
NL/ETX	3.9	(0.2)	(3.7)	0.0	0.0	0.0

TOTAL	347.8	(25.8)	(3.6)	129.9	(75.6)	372.7

NOTE: Totals may not sum due to rounding

Proved Reserves by Commodity (MMBOE)

Commodity	2014	2013	% Change
Oil	181	165	10
Natural gas liquids	73	63	16
Natural gas	119	120	(1)

TOTAL	373	348	7

YE2014 3P Reserves & Contingent Resources (MMBOE)

Basin	Proved	Probable	Possible	Contingent	Total
Permian Basin	281	226	279	1,950	2,736
Delaware Basin	37	21	8	1,407	1,473
• Wolfcamp/Wolfbone	12	17	8	1,407	1,443
• 3rd Bone Spring/Other	25	4	NM	NM	30
Midland Basin	184	194	232	543	1,154
• Wolfcamp	114	133	167	362	776
• Cline/Other	2	2	65	181	250
• Wolfberry	68	60	NM	NM	128
Central Basin Platform	60	10	39	0.0	109
San Juan/Other	92	63	147	302	604
• Divestiture	69	60	115	125	369
• Remaining	23	3	32	177	235
TOTAL	373	289	427	2,252	3,340

NOTE: Totals may not sum due to rounding

The definitions of probable and possible reserves imply different probabilities of potential recovery in each classification; the quantities reported here are unrisked and based on the Company’s best estimate of current costs to drill wells in each basin/area and bring associated production to market.

Capital, Production and Financial Guidance

Energen plans to invest approximately $1.0 billion of capital in its 2015 drilling and development program. Capital reflects a decrease in service costs of approximately 10 percent; continued low commodity prices could drive service costs in the Permian Basin lower as the year progresses. More than 50 percent of 2015 drilling and development capital will be focused in the company’s Midland Basin Wolfcamp and Spraberry appraisal and development programs. Capital investment for drilling and development in 2015 reflects a 26 percent decrease from the $1.36 billion invested in 2014. In 2014, Energen also invested another $71 million for acquisitions of proved properties and unproved leasehold (UPLH), bringing total drilling, development, and acquisition/UPLH capital in 2014 to $1.4 billion.

2015 Capital, Drilling and Production Summary

	2015e Capital ($MM)	Operated Rigs		Operated Wells to Be Drilled Gross (Net)

Midland Basin	$665	5-8	*	97 (89)
Wolfcamp	515
Development	437			68 (64)
Exploration	78			8 (8)
Spraberry	68			7 (7)
Wolfberry	27			14 (10)
SWD/Facilities	45
Non-operated/Other	10

Delaware Basin	$187	2	†	14 (13)
Bone Spring	10			3 (2)
Wolfcamp	85			8 (8)
Wolfbone	13			3 (3)
Lease extensions	37
SWD/Facilities	39
Non-operated/Other	3

Other Permian	$12			6 (6)
Waterflood injectors	3			6 (6)
Facilities/C02	6
Non-operated/Other	3

San Juan Basin/Other	$73	1		8 (8)
Mancos	52			8 (8)
Facilities	1
Non-operated/Other	20

Net Carry-in/Carry Out	$63

TOTAL	$1,000	8-11		125 (116)

Note: “Facilities” capital includes artificial lift and central gathering facilities; “Other” capital includes payadds and refracs

*	Includes 2 horizontal rigs and 1 vertical rig each running for 1⁄2 year
†	Both rigs run for 1⁄2 year

DRILLING PLANS

Midland Basin (operated): Horizontal drilling in the Midland Basin is the focus of Energen’s 2015 capital and drilling programs. Five full-year and two partial-year rigs will be employed to drill an estimated 68 gross wells in the company’s Wolfcamp A & B development program; 57 of these wells have lateral lengths of 6,700’ and 7,500’. Plans for 2015 call for the development program to expand from southern Glasscock County to Martin County; 44 gross wells are slated to be drilled in Glasscock County and 13 gross wells to be drilled in Martin County. The cost to drill and complete these wells is estimated to be $6.5-$7.5 million per well.

The other 11 gross development program wells will be drilled with 4,400’ laterals in a continuation of a 20-well program begun in December 2014 to test tighter spacing concepts. All 20 wells are being drilled in southern Glasscock County at an estimated average drill-and-complete cost of $6.0-$6.3 million per well.

During 2015 Energen expects to complete 68 gross (66 net) wells in the development program, including 24 gross (24 net) wells from the 2014 program.

In addition to the development program, Energen plans to drill 15 gross appraisal wells in the Midland Basin. These include seven Spraberry tests and five Wolfcamp wells with lateral lengths of 6,700’ and 7,500’; the budgeted costs to drill and complete these wells are estimated to range from $9.0-$10.0 million per well. The other three Wolfcamp appraisal wells will test 10,000’ laterals at an estimated drill-and-complete cost of $11.5-$12.0 million per well. At current low commodity prices, the company has no plans to drill Cline shale wells.

One vertical rig is scheduled to run for part of 2015 to drill 14 gross Wolfberry wells at an average drill-and-complete cost of $2.6 million per well. With the drilling of these wells, Energen’s Midland Basin acreage position is held by production.

Delaware Basin (operated): The focus of Delaware Basin drilling in 2015 is on retaining leasehold. To this end, the company has paid $36.8 million to extend certain leases and also will drill six Tier 1 wells and two Tier 2 wells at an estimated cost to drill and complete of $10.0-$11.0 million per well; three vertical Wolfbone wells also are scheduled to be drilled at an average cost of $4.0-$4.5 million per well. In addition, Energen plans to drill three 3rd Bone Spring wells in the Delaware Basin at an average cost of $7.0-$7.5 million per well. Plans call for two horizontal rigs to run for parts of the year.

All planned Delaware Basin wells drilled in 2015 are expected to be completed by year end.

San Juan Basin (operated): Energen’s delineation work in the Mancos oil formation in the San Juan Basin begins in 2015 with a one-rig program. Current plans are to drill six wells in the South Central area, one well in the Southwest area, and one in the Southeast/Jicarilla area. The average cost to drill and complete is estimated to be $6.5 million per well. All eight wells are expected to be completed by year end.

Non-operated Activities: Energen plans to participate as a 50 percent working interest partner in six Mancos oil wells that WPX Energy plans to drill and operate in 2015. Elsewhere, Energen’s non-operated activity is minimal.

1Q15 AND CY15 PRODUCTION

Energen’s 2015 production (excluding volumes from the company’s San Juan Basin divestiture package) is estimated to range from 21.4-22.4 MMBOE (58,545–61,285 boepd), with a midpoint of 21.9 MMBOE. This reflects an increase of 15 percent from comparable, adjusted 2014 production volumes of 19.1 MMBOE. First quarter 2015 production is estimated to range from 4.4–4.8 MMBOE (4,889-5,333 boepd), with a midpoint of 4.6 MMBOE.

Severe winter weather across the Permian Basin in late December/early January is estimated to negatively affect first quarter and calendar year 2015 production by 225 MBOE, with 61 percent of the impact being felt in the Midland Basin.

The company also estimates that a third party liquids handling issue that emerged in late 2014 in the Delaware Basin will negatively affect first quarter production by approximately 210 MBOE and calendar year production by approximately 285 MBOE. Due to an increase in liquids in the gas stream in the Delaware Basin, Energen’s gas gatherer/processor is modifying its plant facilities to handle the liquids load and is adding compression; the issue is expected to be resolved in May 2015.

First quarter and calendar year 2015 production estimates also reflect longer flow-back periods for certain wells in the company’s Midland Basin Wolfcamp development program.

Production from Continuing Operations by Play, Pro Forma to Exclude San Juan Basin Divestiture

Area	2015e Midpoint	2014	Change
	MMBOE	MMBOE
Midland Basin	11.6	7.4	57%
Wolfcamp/Spraberry/Cline	7.5	2.1
Wolfberry	4.1	5.3
Delaware Basin	4.8	5.8	(17)%
3rd Bone Spring/Other	3.4	4.6
Wolfcamp	1.4	1.2
Central Basin Platform	3.5	4.1	(15)%

Total Permian Basin	19.9	17.3	15%
San Juan Basin/Other	2.0	1.8	11%

Total	21.9	19.1	15%

NOTE: Totals may not sum due to rounding

Production from Continuing Operations by Product, Pro Forma to Exclude San Juan Basin Divestiture

Commodity	2015e Midpoint		2014		% change
	MMBOE	boepd	MMBOE	boepd
Oil	14.0	38,375	11.8	32,323	19%
NGL	3.7	10,126	3.4	9,337	9%
Natural Gas	4.2	11,383	3.9	10,660	7%

Total Continuing Operations	21.9	59,884	19.1	52,320	15%

Production from Continuing Operations by Basin/Quarter, Pro Forma to Exclude San Juan Divestiture

Basin	1Q15e Midpoint		2Q15e Midpoint		3Q15e Midpoint		4Q15e Midpoint
	MMBOE	boepd	MMBOE	boepd	MMBOE	boepd	MMBOE	boepd
Midland Basin	2.3	25,078	2.8	30,923	3.2	34,782	3.4	36,413
Delaware Basin	1.0	11,244	1.2	13,560	1.3	14,000	1.2	13,337
Central Basin Platform/Other	0.9	10,000	0.9	9,835	0.9	9,544	0.9	9,283
San Juan Basin/Other	0.4	4,644	0.4	4,692	0.5	5,924	0.6	6,217

Total Production	4.6	50,956	5.4	59,000	5.9	64,239	6.0	65,250

NOTE: Totals may not sum due to rounding

Production from Continuing Operations by Commodity/Quarter, Pro Forma to Exclude San Juan Basin Divestiture

Commodity	1Q15e Midpoint		2Q15e Midpoint		3Q15e Midpoint		4Q15e Midpoint
	MBOE	boepd	MBOE	boepd	MBOE	boepd	MBOE	boepd
Oil	3.0	33,300	3.5	38,187	3.8	40,880	3.8	41,087
NGL	0.7	8,144	0.9	9,780	1.0	11,076	1.1	11,489
Gas	0.9	9,522	1.0	11,033	1.1	12,283	1.2	12,685

Total Production	4.6	50,956	5.4	59,000	5.9	64,239	6.0	65,250

NOTE: Totals may not sum due to rounding

1Q15 AND CY15 FINANCIAL GUIDANCE

Energen’s estimated expenses from continuing operations, pro forma to exclude San Juan Basin divestiture, are as follows:

Per BOE, except where noted	1Q15	CY15
LOE (production costs, marketing & transportation)	$11.70-$12.50	$10.15-$11.25
Production & ad valorem taxes (% of revenues, excluding hedges)	10.3%	8.9%
DD&A expense (per BOE)	$24.65-$26.15	$23.50-$25.75
General & administrative expense, net*	$6.85	$5.67
Exploration expense (seismic, delay rentals, etc.)	$0.70-$0.80	$0.45-$0.50
Interest expense ($MM)	$11.5-$12.3	$44.0-$49.0

*	Excludes $0.87 per BOE in 1Q15 and $1.69 per BOE in CY15 for pension and pension settlement expenses.

For comparison purposes, calendar year 2014 expenses pro forma to exclude the San Juan Basin divestiture were: LOE of $11.24 per BOE, production and ad valorem taxes of $4.55 per BOE, DD&A of $25.55 per BOE, net G&A $6.46 per BOE, exploration expense of $0.99 per BOE, and Interest Expense of $37.8 million.

2015 Hedge Position

Approximately 57 percent of the company’s 2015 production guidance midpoint of 21.9 MMBOE is hedged. Hedges also are in place that limit the company’s exposure to the Midland to Cushing differential. Energen has hedged the WTS Midland to WTI Cushing (sour oil) differential for 2.2 million barrels of oil production at an average price of $4.30 per barrel and the WTI Midland to WTI Cushing (sweet oil) differential for 7.4 million barrels at an average price of $4.62 per barrel. Energen estimates that approximately 79 percent of its oil production in 2015 will be sweet. Gas basis assumptions for all open contracts (March-December) are $0.17 per Mcf (basis actuals in January and February are $0.16 and $0.23, respectively).

The company’s current hedge position for 2015 is:

Commodity	Hedge Volumes	CY15e Production Midpoint	Hedge %	NYMEXe Price
Oil	8.3 MMBO	14.0 MMBO	59%	$89.30 per barrel
Natural Gas	24.9 Bcf	24.9 Bcf	100%	$4.34 per Mcf

Note: Known actuals included

In the table above, basin-specific contract prices for natural gas have been converted for comparability purposes to a NYMEX-equivalent price by adding to them Energen’s assumed basis differentials. Average realized oil and gas prices for Energen’s production associated with NYMEX contracts as well as for unhedged production will reflect the impact of basis differentials; average realized oil prices also will reflect estimated oil transportation charges of $2.41 per barrel in 2015; and average realized NGL prices will be net of transportation and fractionation fees that are estimated to average $0.11 per gallon in the Permian Basin and $0.12-$0.17 per gallon in the San Juan Basin.

Energen’s assumptions for the commodity prices of unhedged production in 2015 are $57 per barrel of oil, $2.85 per Mcf of gas, and $0.45 per gallon of NGL. Assumed prices for unhedged Midland to Cushing basis differentials for sweet and sour oil are $2.80 and $2.25, respectively.

For unhedged production, every $1.00 change in the average NYMEX price of oil from $57 per barrel is estimated to have a $4.7 million impact on cash flows, and every 1-cent change in the average price of NGL from $0.45 per gallon is estimated to have a cash flows impact of $1.0 million.

Conference Call

Energen will hold its quarterly conference call Friday, February 13, at 11:00 a.m. EDT. Members of the investment community may participate by calling 1-877-407-8289 (reference Energen earnings call). A live audio Webcast of the program as well as a replay may be accessed through Web site, www.energen.com.

Energen Corporation is an oil and gas exploration and production company with headquarters in Birmingham, Alabama. The company has 1.1 billion barrels of oil-equivalent proved, probable, and possible reserves and another 2.2 billion barrels of oil-equivalent contingent resources. These all-domestic reserves and resources are located primarily in the Permian Basin in west Texas. For more information, go to http://www.energen.com.

FORWARD LOOKING STATEMENT: This release contains statements expressing expectations of future plans, objectives and performance that constitute forward-looking statements made pursuant to the Safe Harbor provision of the Private Securities Litigation Reform Act of 1995. Except as otherwise disclosed, the Company’s forward-looking statements do not reflect the impact of possible or pending acquisitions, divestitures or restructurings. We undertake no obligation to correct or update any forward-looking statements, whether as a result of new information, future events or otherwise. All statements based on future expectations rather than on historical facts are forward-looking statements that are dependent on certain events, risks and uncertainties that could cause actual results to differ materially from those anticipated. In addition, the Company cannot guarantee the absence of errors in input data, calculations and formulas used in its estimates, assumptions and forecasts. A more complete discussion of risks and uncertainties that could affect future results of Energen and its subsidiaries is included in the Company’s periodic reports filed with the Securities and Exchange Commission.

Financial, operating, and support data pertaining to all reporting periods included in this release are unaudited and subject to revision.